Exhibit 99.1

NEW RESIDENTIAL ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE HLSS

Acquisition Will Significantly Add to NRZ’s Book of Servicing Assets & Expand Relationships with Servicers

NEW YORK, NEW YORK AND GEORGE TOWN, GRAND CAYMAN - (BUSINESS WIRE) - February 22, 2015 - New Residential Investment Corp. (NYSE:NRZ, “New Residential”, the “Company”) and Home Loan Servicing Solutions, Ltd. (NASDAQ: HLSS, “HLSS”) today announced a definitive agreement under which New Residential will acquire all of the outstanding shares of HLSS for $18.25 per share in cash, totaling approximately $1.3 billion. The purchase price represents a 9% premium to HLSS’ closing price of $16.76 on February 20, 2015.

“We are pleased to announce this landmark transaction with HLSS,” said Michael Nierenberg, Chief Executive Officer of New Residential. “The acquisition will significantly add to the value of our book of mortgage servicing assets and expand our relationships with mortgage servicers to include both Nationstar Mortgage and Ocwen Financial Corp., which are the two largest non-bank servicers in the United States. We are confident that this transaction will enhance our earnings growth potential and our ability to generate strong returns for our shareholders.”

John Van Vlack, Chief Executive Officer of HLSS commented, “I am pleased that this transaction offers our investors cash equivalent to the book value of their shares and addresses the uncertainty associated with our future financing obligations. Of the strategic proposals received, New Residential’s was the most attractive for a variety of reasons including valuation and certainty of execution. We believe that New Residential is well positioned to provide support and act as a strategic financing party to Ocwen over the long-term.”

The acquisition has been approved by the Board of Directors of each company and is expected to close in the second quarter of 2015, subject to HLSS shareholder approval and other customary closing conditions.

Advising New Residential on the acquisition were BofA Merrill Lynch and Credit Suisse as financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP, Sidley Austin LLP, and Maples and Calder as legal advisors. Advising HLSS on the transaction was Citi as financial advisor and Weil, Gotshal & Manges LLP and Walkers as legal advisors.

Conference Call & Additional Information

The management teams of New Residential and HLSS will host a conference call on Monday, February 23, 2015, at 11:00 AM Eastern Time to discuss the acquisition. All interested parties are welcome to participate on the live call. The call may be accessed by dialing 1-866-393-1506 (from within the U.S.) or 1-706-634-0623 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Residential & HLSS Investor Call.”

A telephonic replay of the call will also be available two hours following the call’s completion through 11:59 P.M. Eastern Time on Monday, March 9, 2015 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference conference code “92940476.”

Prior to the conference call, the Company expects to post a presentation about the transaction in the Investor Relations section of its website, www.newresi.com.

ABOUT NEW RESIDENTIAL

New Residential focuses on opportunistically investing in, and actively managing, investments related to residential real estate. The Company primarily targets investments in mortgage servicing related assets and other related opportunistic investments. New Residential is organized and conducts its operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company is managed by an affiliate of Fortress Investment Group LLC (NYSE: FIG), a global investment management firm.

ABOUT HOME LOAN SERVICING SOLUTIONS

Home Loan Servicing Solutions, Ltd. was formed to acquire mortgage servicing assets consisting of mortgage servicing rights, rights to fees and other income from servicing mortgage loans, and associated servicing advances. Its principal executive offices are located in the George Town, Cayman Islands.

ADDITIONAL INFORMATION ABOUT THE MERGER

A meeting of the shareholders of HLSS will be announced to obtain shareholder approval of the proposed transaction. HLSS intends to file with the SEC a proxy statement and other relevant documents in connection with the proposed transaction. The definitive proxy statement will be sent or given to the shareholders of HLSS and will contain important information about the proposed transaction and related matters. HLSS’ SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HLSS, NEW RESIDENTIAL AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by HLSS with the SEC at the SEC’s website at www.sec.gov, at HLSS’ website at www.HLSS.com or by sending a written request to HLSS at Home Loan Servicing Solutions, Ltd. c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, Attention: Secretary.

Participants in the Solicitation

HLSS, New Residential and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from the shareholders of HLSS in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of HLSS’ shareholders in connection with the proposed transaction, and any interest they have in the proposed transaction, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding HLSS’s directors and officers is included in the 2013 Form 10-K/A and the proxy statement for HLSS’s 2014 Annual Meeting of Shareholders filed with the SEC on April 17, 2014. Additional information regarding New Residential’s directors and officers is included in the 2013 Form 10-K and the proxy statement for New Residential’s 2014 Annual Meeting of Shareholders filed with the SEC on April 17, 2014

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements regarding the expected closing of the proposed merger and the timing of the closing thereof. These statements are based on the current expectations and beliefs of management of each of New Residential and HLSS and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond the control of New Residential and HLSS, such as HLSS shareholder approval and other customary regulatory approvals. Neither New Residential nor HLSS can give any assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and

Analysis of Financial Condition and Results of Operation” in each company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are available on each company’s website (www.newresi.com; www.HLSS.com). Factors which could have a material adverse effect on each company’s operations and future prospects include, but are not limited to, various risks relating to the proposed merger, including in respect of the satisfaction of closing conditions to the merger; unanticipated difficulties financing the purchase price; unanticipated expenditures relating to the merger; uncertainties as to the timing of the merger; litigation relating to the merger; the impact of the merger on each company’s relationships with employees and third parties; and the inability to obtain, or delays in obtaining cost savings and synergies from the merger. In addition, new risks and uncertainties emerge from time to time, and it is not possible for New Residential or HLSS to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. New Residential and HLSS expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACTS

New Residential Investment Corp.

Investor Relations

212-479-3150

Home Loan Servicing Solutions, Ltd.

Investor Relations

678-784-3231

Source: New Residential Investment Corp. and Home Loan Servicing Solutions, Ltd.

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